Carolina Trust BancShares, Inc. 8-K

Exhibit 99.1

News Release

Contact:

Jerry L. Ocheltree

President and CEO

Carolina Trust BancShares, Inc.

(704) 735-1104

Carolina Trust BancShares, Inc. Reports Third Quarter
2016 Diluted Earnings per Share of $0.01

LINCOLNTON, N.C., October 27, 2016 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (NASDAQ - CART) announced today its financial results for the third quarter that ended September 30, 2016 (“3Q 2016”). Carolina Trust BancShares, Inc. (“the Company”), the bank holding company for its subsidiary, Carolina Trust Bank (“the Bank”), earned net income of $85,000 in 3Q 2016 as compared to $431,000 for the same period in 2015 (“3Q 2015”), representing an 80%, or $346,000, decrease in net income between the comparative quarters. The Company’s net income for 3Q 2016 was also an 81% decline from the $457,000 in net income previously reported for the quarter ended June 30, 2016 (“the linked quarter”). After deducting preferred stock dividends, net income available to common stockholders in 3Q 2016 was $27,000, a 93% decrease from the 3Q 2015 figure, $372,000, and a 93% decrease from the linked quarter figure, $399,000. Diluted earnings per share for 3Q 2016 were $0.01, as compared to $0.08 for the same period last year. Annualized return on average total assets was 0.09%, and annualized return on average common shareholder’s equity was 0.37% for 3Q 2016. The 3Q 2016 annualized return on average assets was lower than both 3Q 2015 and the linked quarter at 0.51% and 0.49%, respectively. Similarly, the 3Q 2016 annualized return on average common equity was lower than both 3Q 2015 at 5.27% and the linked quarter at 5.57%.

The 3Q 2016 and 3Q 2015 results included increases to income tax expense of $79,000 and $99,000, respectively, with offsetting decreases to the deferred tax assets. These tax adjustments were caused by consecutive annual changes to the North Carolina corporate income tax rates that decreased from 5% to 4% effective January 1, 2016 and subsequently to 3% effective January 1, 2017. Over time, the lower state income tax rate should have a positive impact on current and retained earnings.

The $346,000 earnings decline from 3Q 2015 to 3Q 2016 was driven primarily by increases to loan loss provision, foreclosed asset expenses, and professional fees.

•	Loan loss provision increased by $372,000 or $238,000, net of income taxes. The provision for 3Q 2016 was $202,000 as compared to a $170,000 recovery in 3Q 2015. The provision in 3Q 2016 was attributed to a specific reserve for one commercial loan that was downgraded during the quarter.
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•	Professional fees increased by $106,000 or $68,000, net of income taxes. Legal fees related to the reorganization to a bank holding company on August 16, 2016, accounted for most of the increase, followed by increases in audit and consulting fees. Consulting fees were related to compliance, strategic planning, and asset-liability management.
•	Foreclosed asset expenses increased by $98,000, or $63,000 net of taxes. These expenses include losses on sales, write-downs of unsold properties, repair and maintenance expenses and property taxes.
•	Nonrecurring expenses related to the holding company reorganization totaled approximately $67,000.
•	Expenses related to upgrading our core banking system totaled $31,000, and additional expenses are expected to be incurred until April 2017, the projected implementation date.

Net interest income decreased by $18,000, comparing 3Q 2016 to 3Q 2015 and by $105,000 compared to the linked quarter. Comparing 3Q 2016 with 3Q 2015, interest expenses rose slightly more than interest income even though average loans grew by approximately $16 million or 6%. The decline compared to the linked quarter was attributed primarily to a decrease in loan interest income. The weighted average contractual rate on loans at September 30, 2016 was 4.84% as compared to 4.87% at June 30, 2016.

Noninterest expense grew by $324,000, or 11%, in 3Q 2016 as compared to 3Q 2015, and was due mostly to the professional fees and foreclosed asset expenses discussed above. This increase was partially offset by a favorable $65,000 increase in noninterest income that was attributed to (1) a gain on the sale of an investment security and to (2) the deposit account growth that resulted in additional interchange fee income. Compared to the linked quarter, noninterest expenses increased by 204,000.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “We are pleased to have completed the formation of our bank holding company structure that provides us more flexibility in raising capital. In October, we closed on a $10 million subordinated debt issue. We intend to invest most of those proceeds in the Bank to bolster capital for projected growth. Conversion of our Mooresville loan production office to a full service branch has been approved by both the FDIC and North Carolina Commissioner of Banks. During the first quarter of 2017, we look forward to providing our full suite of deposit products and online banking services to customers in Mooresville and the communities along the eastern side of Lake Norman. In Hickory, we expect that construction of our permanent branch will be completed in the 4th quarter of 2016. As we relocate from a multi-tenant building to a freestanding and more convenient location, we look forward to developing more banking relationships in Hickory and the surrounding Unifour region.”

“In addition to these events, we are also upgrading our core bank processing system to provide a wider range of cash management products, to add functionality for processing loan and deposit transactions, and to improve our overall efficiency. We expect to complete this project in April 2017.”

“These activities are part of our strategic plan to position Carolina Trust Bank to compete effectively for growth throughout our service area. We are making investments in facilities and training in order to serve our customers well with each opportunity.”

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Set forth below are certain selected financial items for the quarter ended September 30, 2016:

  Pre-tax earnings of $249,000, a decrease of $649,000 or 72% compared to 3Q 2015.
  Increase in loans of $8.3 million (“mm”) or 11.2%, annualized, during 3Q 2016.
  Decrease in deposits of $0.4 mm or less than 1%, annualized, during 3Q 2016.
  Total nonperforming assets (“NPAs”) increased to $4.5 million from $3.0 million at June 30, 2016. The NPAs as a percentage of total assets increased from 0.80% at June 30, 2016 to 1.20% at September 30, 2016. Although the balance of foreclosed real estate declined during the quarter, there were several commercial and industrial loans placed on nonaccrual status during the quarter for various reasons. Most of the increase was attributed to one loan.
  The ratio of allowance for loan and lease losses (“ALLL”) to total loans increased 1 basis point from 1.21% at June 30, 2016 to 1.22% at September 30, 2016. This slight percentage increase reflects a $146,000 increase in the ALLL. The ALLL attributed to loans evaluated individually for impairment increased by $630,000, while the general allowance for loans evaluated collectively for impairment decreased. The general allowance decreased because the historical loss rate has trended lower over the past few years. The ALLL model includes historical losses as one of several factors in estimating the current credit losses for non-impaired loans. As earlier reporting periods age off of the historical loss analysis time frame, the ALLL decreases. Classified loans increased by $2.9 million during 3Q 2016, and non-performing loans increased by $1.8 million during the period.
  The classified asset ratio for the Bank at September 30, 2016 was 29%.
Bank’s Classified asset ratio	=	[classified loans and other real estate]
[Bank tier 1 capital and allowance for loan losses]

  Classified loans     =     loans that are risk-graded as substandard, doubtful or loss

CAPITAL LEVELS

Capital for the Bank exceeded "well-capitalized" thresholds for each of the four primary capital levels monitored by state and federal regulators. As of September 30, 2016, the common equity tier 1 capital ratio was 8.88%; the tier 1 capital ratio was 9.50%; the total capital ratio was 10.69%; and the tier 1 leverage ratio was 8.00%. Capital at the Company level was marginally higher than the Bank due to cash dividends received from the Bank, a portion of which was retained in cash.

NET INTEREST INCOME

Net interest income was $3,274,000 in 3Q 2016, down slightly from $3,292,000 in 3Q 2015 and down from $3,379,000 in the linked quarter. The Bank’s net interest margin (“NIM”) for 3Q 2016 was 3.67%, down 50 basis points (“bp”) from 4.17% reported for the same period last year. The margin compression was due primarily to the increase in lower yielding overnight funds, as part of a strategy to add liquidity in early 2016. Compared to the linked quarter, NIM decreased by 16 bp, which was due to a combination of a lower yield on loans (down 20bp), a lower yield on securities (down 6 bp), and a higher percentage of earning assets being in invested in overnight funds. Securities that were called or sold during the last three quarters were replaced by lower yielding securities.

NONINTEREST INCOME

For 3Q 2016, noninterest income was $349,000, a $65,000 increase or 22.9% when compared to 3Q 2015. While most of the increase was due to a gain from a security sale, card interchange fees also contributed to the increase.

  The ratio of noninterest income to average assets was 0.37%, annualized, as compared to 0.34% a year ago and 0.34% in the linked quarter.
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NONINTEREST EXPENSE

Noninterest expense for 3Q 2016 totaled $3,172,000, up $324,000 or 11.4% as compared to the $2,848,000 recorded for 3Q 2015. The increase was attributed mostly to professional fees, foreclosed asset expenses, medical insurance premiums, and data processing expense.

  Professional fees and foreclosed asset fees increased as discussed previously.
  Compensation expenses increased $69,000 or 4% in comparison to 3Q 2015 due to increased employee group health insurance premiums.
  Data processing expenses increased by $50,000 or 30%, which was mostly due to expenses related to the core processing conversion discussed above.
  The ratio of noninterest expenses to average assets was 3.38%, unchanged from a year ago and up from 3.20% in the linked quarter.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank.  Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others; changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Carolina Trust BancShares, Inc.
Selected Financial Highlights

Dollars in thousands, except per share data

	Unaudited	Unaudited	Unaudited	(a)	Unaudited
	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Balance Sheet Data:
Total Assets	$372,169	$373,955	$372,746	$334,049	$332,359
Total Deposits	323,041	323,418	320,689	284,794	285,385
Total Loans	301,420	293,157	297,746	292,362	286,469
Reserve for Loan Loss	3,687	3,541	3,521	3,723	3,825
Total Stockholders’ Equity	31,711	31,768	31,043	30,464	30,548
(a)	Note: Derived from audited financial statements

Carolina Trust BancShares, Inc.
Comparative Income Statements
For the Three Months Ended

	Unaudited 9/30/16	Unaudited 9/30/15	Variance $	Variance %
Income and Per Share Data:
Interest Income	$3,966	$3,891	$75	1.9%
Interest Expense	692	599	93	15.5%
Net Interest Income	3,274	3,292	(18)	(0.5%)
Provision for (recovery of) Loan Loss	202	(170)	372	NM
Net Interest Income After Provision	3,072	3,462	(390)	(11.3%)
Non-interest income	349	284	65	22.9%
Non-interest expense	3,172	2,848	324	11.4%
Income Before Taxes	249	898	(649)	(72.3%)
Income Tax Expense	164	467	(303)	(64.9%)
Net Income	85	431	(346)	(80.3%)
Preferred Stock Dividend	58	59	(1)	(1.7%)
Net Income Available to Common Shareholders	$27	$372	($345)	(92.7%)

Net Income Per Common Share:
Basic	$0.01	$0.08
Diluted	$0.01	$0.08
Average Common Shares Outstanding:
Basic	4,650,221	4,645,975
Diluted	4,699,895	4,721,188

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Carolina Trust BancShares, Inc.
Comparative Income Statements
For the nine months ended

Dollars in thousands, except per share data

	Unaudited 9/30/16	Unaudited 9/30/15	Variance $	Variance %
Income and Per Share Data:
Interest Income	$12,076	$10,949	$1,127	10.3%
Interest Expense	2,034	1,710	324	18.9%
Net Interest Income	10,042	9,239	803	8.7%
Provision for (recovery of) Loan Loss	122	(170)	292	NM
Net Interest Income After Provision	9,920	9,409	511	5.4%
Non-interest income	947	807	140	17.3%
Non-interest expense	9,245	8,401	844	10.0%
Income Before Taxes	1,622	1,815	(193)	(10.6%)
Income Tax Expense	663	848	(185)	(21.8%)
Net Income	959	967	(8)	(0.8%)
Preferred Stock Dividend	175	176	(1)	(0.6%)
Net Income Available to Common Shareholders	$784	$791	($7)	(0.9%)

Net Income Per Common Share:
Basic	$0.17	$0.17
Diluted	$0.17	$0.17
Average Common Shares Outstanding:
Basic	4,649,781	4,645,210
Diluted	4,696,894	4,738,224

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Carolina Trust BancShares, Inc.
Quarterly Income Statement

Dollars in thousands, except per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 9/30/16	Unaudited 6/30/16	Unaudited 3/31/16	Unaudited 12/31/15	Unaudited 9/30/15
Interest Income	$3,966	$4,083	$4,027	$3,956	$3,891
Interest Expense	692	704	638	601	599
Net Interest Income	3,274	3,379	3,389	3,355	3,292
Provision for (recovery of) Loan Loss	202	—	(80)	(100)	(170)
Net Interest Income After Provision	3,072	3,379	3,469	3,455	3,462
Non-interest income	349	312	286	304	284
Non-interest expense	3,172	2,968	3,105	3,352	2,848
Income Before Taxes	249	723	650	407	898
Income Tax Expense	164	266	233	316	467
Net Income	85	457	417	91	431
Preferred Stock Dividend	58	58	59	58	59
Net Income Available to Common Shareholders	$27	$399	$358	$33	$372

Net Income Per Common Share:
Basic	$0.01	$0.09	$0.08	$0.01	$0.08
Diluted	$0.01	$0.08	$0.08	$0.01	$0.08
Average Common Shares Outstanding:
Basic	4,650,221	4,649,558	4,649,558	4,645,997	4,645,975
Diluted	4,699,895	4,696,133	4,697,539	4,692,203	4,721,188

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Carolina Trust BancShares, Inc.
Selected Financial Highlights

Dollars in thousands, except per share data

	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Capital Ratios:
Common equity tier 1 capital ratio*	8.88%	9.19%	8.59%	8.67%	8.63%
Tier 1 capital ratio*	9.50%	9.83%	9.16%	9.10%	8.74%
Total capital ratio*	10.69%	11.01%	10.29%	10.30%	10.00%
Tier 1 leverage ratio*	8.00%	8.03%	8.27%	8.48%	8.09%

Tangible Common Equity (b)	$29,001	$29,043	$28,304	$27,710	$27,778
Common Shares Outstanding	4,650,558	4,649,558	4,649,558	4,646,225	4,645,975
Book Value per Common Share	$6.26	$6.28	$6.12	$6.00	$6.02
Tangible Book Value per Common Share (b)	$6.24	$6.25	$6.09	$5.96	$5.98

Performance Ratios (annualized):
Return on Average Assets	0.09%	0.49%	0.48%	0.11%	0.51%
Return on Average Common Equity	0.37%	5.57%	5.08%	0.50%	5.27%
Net Interest Margin	3.67%	3.83%	4.11%	4.24%	4.17%

Asset Quality:
Delinquent Loans (30-89 days)	$1,439	$1,449	$588	$1,141	$2,667

Delinquent Loans (90 days or more and accruing)	$175	$0	$0	$117	$115
Non-accrual Loans	$3,403	$1,739	$2,100	$2,047	$1,964
OREO and repossessed property	$881	$1,234	$1,800	$1,994	$2,168
Total Nonperforming Assets	$4,459	$2,973	$3,900	$4,158	$4,247

Restructured Loans	$4,670	$4,736	$4,807	$4,853	$4,788

Nonperforming Assets / Total Assets	1.20%	0.80%	1.05%	1.24%	1.28%
Nonperforming Assets / Equity Capital & ALLL	12.60%	8.42%	11.28%	12.16%	12.36%
Allowance for Loan Losses / Nonperforming Assets	82.68%	119.11%	90.28%	89.55%	90.06%
Allowance for Loan Losses / Total Loans	1.22%	1.21%	1.18%	1.27%	1.34%
Net Loan Charge-offs (recoveries)	$58	($20)	$122	$1	($108)
Net Loan Charge-offs (recoveries) / Average Loans (%)	0.06%	(0.03%)	0.17%	0.00%	(0.04%)

Note: Financial information is unaudited.

(*) Note: Capital Ratios are reported for Carolina Trust Bank reported to the Federal Financial Institutions Examination Council on Form FFIEC 041.

Reconciliation of non-GAAP to GAAP:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15

Stockholders’ equity (GAAP)	$31,711	$31,768	$31,043	$30,464	$30,548
Less: Preferred stock	2,580	2,580	2,580	2,580	2,580
Less: Core deposit intangible	130	145	159	174	189
Tangible Common Equity (non-GAAP)	29,001	29,043	28,304	27,710	27,779
Common shares outstanding	4,650,558	4,649,558	4,649,558	4,646,225	4,645,975
Tangible Book Value per Common Share (non-GAAP)	$6.24	$6.25	$6.09	$5.96	$5.98

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